Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP. ANNOUNCES

ELECTION OF CHRISTOPHER T. Mastrogiacomo

AS president AND COO OF THE COMPANY

Melville, New York, Tuesday, July 29, 2014…Park Electrochemical Corp. (NYSE-PKE) announced that Christopher T. Mastrogiacomo has been elected President and Chief Operating Officer of the Company. Mr. Mastrogiacomo will continue to report to Brian Shore, Park’s Chief Executive Officer. Mr. Shore had been President and Chief Executive Officer of the Company since 1996 and Chairman of the Board since 2004. He will continue to serve as Chief Executive Officer and as Chairman of the Board.

Mr. Mastrogiacomo had been Executive Vice President and Chief Operating Officer of Park Electrochemical Corp. since June 2011, and he was Senior Vice President of Strategic Marketing of Park from December 2010 to June 2011. Prior to joining Park as Vice President of Strategic Marketing in September 2010, Mr. Mastrogiacomo held senior management positions with Sanmina-SCI Corporation, a leading electronics contract manufacturing services company, and its predecessor, Hadco Corporation, a major manufacturer of advanced electronic interconnect systems. Since 2008, Mr. Mastrogiacomo was Senior Vice President, Printed Wiring Board (USA) of Sanmina-SCI Corporation; from 2004 to 2008, he was Senior Vice President of Operations, the Americas Enclosures Systems of Sanmina-SCI; and from 2000 to 2004, he was Senior Vice President, Printed Wiring Board Operations of Sanmina-SCI. During the twelve years prior to 1997, he held several management positions with Hadco Corporation. Mr. Mastrogiacomo received a Bachelor of Science degree in Business Management from Clarion State University in Clarion, Pennsylvania.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. The Company’s manufacturing facilities are located in Singapore, France, Kansas, Arizona and California. The Company also maintains R & D facilities in Arizona, Kansas and Singapore.

Additional corporation information is available on the Company’s web site at www.parkelectro.com.

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